Exhibit 10.4

QURATE RETAIL, INC.

2020 OMNIBUS INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is entered into effective as of June 3, 2021 by and between QURATE RETAIL, INC., a Delaware corporation (the “Company”), and Gregory B. Maffei (the “Grantee”).

The Grantee is employed as of the Grant Date as the President and Chief Executive Officer of Liberty Media Corporation (“LMC”) and Executive Chairman of the Company pursuant to the terms of an employment agreement between LMC and the Grantee dated effective as of December 13, 2019 (as amended and/or amended and restated from time to time, the “Employment Agreement”) and a Services Agreement between LMC and the Company dated as of September 23, 2011 (as amended and/or amended and restated from time to time, the “Services Agreement”). The Company has adopted the Qurate Retail, Inc. 2020 Omnibus Incentive Plan (as may be amended prior to or after the Grant Date, the “Plan”), a copy of which as in effect on the Grant Date is attached at the end of this Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein or in the Employment Agreement will have the meaning given thereto in the Plan.

The Company and the Grantee therefore agree as follows:

1.         Definitions. All capitalized terms not defined in this Agreement that are defined in the Employment Agreement will have the meanings ascribed to them in the Employment Agreement. The following terms, when used in this Agreement, have the following meanings:

“Cause” has the meaning either (a) specified in the Employment Agreement or (b) if the Grantee enters into an agreement governing the terms of his employment or service to the Company following the end of the Employment Period, the definition of “Cause” defined in such new agreement shall apply on and after the effective date of such new agreement. For the avoidance of doubt, failure to enter into an agreement governing the terms of his employment or service to the Company following the end of the Employment Period by December 15, 2024 shall, under no circumstances, in and of itself, constitute a basis for Cause, whether under this Agreement, any Equity Awards, or any other agreement or arrangement that otherwise provides the Company with the right to terminate his employment with or services to the Company for Cause.

“Close of Business” means, on any day, 5:00 p.m., Denver, Colorado time.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Common Stock” means the Company’s QRTEB Common Stock.

“Company” has the meaning specified in the preamble to this Agreement.

“Disability” has the meaning specified in the Employment Agreement; provided, however, that, if the Grantee enters into an agreement governing the terms of his employment or service to the Company following the end of the Employment Period, the definition of “Disability” defined in such new agreement shall apply on and after the effective date of such new agreement.

“Employment Agreement” has the meaning specified in the recitals to this Agreement.

“Employment Period” has the meaning specified in the Employment Agreement.

“Good Reason” has the meaning either (a) specified in the Employment Agreement or (b) to the extent the Grantee enters into an agreement governing the terms of his employment or service to the Company following the end of the Employment Period, the definition of “Good Reason” defined in such new agreement shall apply on and after the effective date of such new agreement. For the avoidance of doubt, failure to enter into an agreement governing the terms of his employment or service to the Company following the end of the Employment Period by December 15, 2024 shall, under no circumstances, in and of itself, constitute a basis for Good Reason, whether under this Agreement, any Equity Awards, or any other agreement or arrangement that otherwise provides the Grantee with the right to terminate his employment with or services to the Company for Good Reason.

“Grant Date” means June 3, 2021.

“Grantee” has the meaning specified in the preamble to this Agreement.

“Plan” has the meaning specified in the recitals of this Agreement.

“QRTEB Common Stock” means the Company’s Series B Common Stock, $0.01 par value.

“Restricted Shares” has the meaning specified in the Plan, and refers to the QRTEB Restricted Shares granted hereunder.

“Separation” means the date as of which the Grantee is no longer employed by or providing services to the Company or any of its Subsidiaries.

“Services Agreement” has the meaning specified in the recitals to this Agreement.

“Vesting Date” means each date on which the Restricted Shares cease to be subject to a risk of forfeiture, as determined in accordance with Section 5 or 9 of this Agreement.

2.          Grant of Restricted Shares. Subject to the terms and conditions herein and in the Plan, the Company hereby awards to the Grantee as of the Grant Date, an Award of 1,101,321 QRTEB Restricted Shares (collectively, the “Restricted Shares”), subject to the conditions and restrictions set forth below in this Agreement and in the Plan. Regarding subclause (v) of Section 8.3 of the Plan, the Company acknowledges and agrees that, other than as set forth in that certain letter agreement between the Grantee, the Company and Liberty Media Corporation, dated as of the date hereof, with respect to the Grantee’s waiver of the right to assert a “Change in Control” has occurred or that Grantee has “Good Reason” to resign with respect to the Company under the Employment Agreement and certain other matters described therein, there are no restrictions, terms or conditions that will cause a forfeiture of the Restricted Shares that are not set forth in this Agreement.

3.           Issuance of Restricted Shares at Beginning of the Restriction Period. Upon issuance of the Restricted Shares, such Restricted Shares will be registered in a book entry account in the name of the Grantee. During the Restriction Period, any statement of ownership representing the Restricted Shares that may be issued during the Restriction Period will bear a restrictive legend to the effect that ownership of the Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement.

4.          Restrictions. The Restricted Shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The Grantee will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions paid or distributed on such Restricted Shares as the Committee may in its sole discretion designate and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, except that (a) the Grantee will not be entitled to delivery of the Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived, (b) the Company or its designee will retain custody of the Restricted Shares during the Restriction Period as provided in Section 8.3 of the Plan, (c) all dividends and distributions made or declared with respect to the Restricted Shares will not be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares and any such dividends and distributions shall be paid at the same time and in the same manner as such distributions are paid to other shareholders, subject to Section 7, and (d) except as provided in Section 10 the Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or the Grantee’s interest in any of them during the Restriction Period.

5.          Conditions of Vesting. Unless otherwise determined by the Committee in its sole discretion (provided that such determination is not adverse to the Grantee), the Restricted Shares will vest only in accordance with the conditions stated in this Section 5.

(a)         Except as otherwise provided in this Agreement, subject to the Grantee’s continued employment with or service to the Company or any Subsidiary on such date, fifty percent (50%) of the Restricted Shares will become vested on December 10, 2024 and fifty percent (50%) of the Restricted Shares will become vested on the fifth anniversary of the Grant Date; provided, however, in the event that the Grantee and the Company fail to enter into an agreement on or before December 15, 2024 governing the terms of the Grantee’s employment or service to the Company for a period following the end of the Employment Period, so long as the Grantee shall have negotiated in good faith to enter into such a new agreement, one hundred percent (100%) of any unvested Restricted Shares will become vested on December 31, 2024. For the avoidance of doubt, the Grantee’s failure to meet the demands or requests of the Company with respect an agreement governing the terms of his employment or service to the Company following the end of the Employment Period shall not indicate, in itself, that the Grantee has not negotiated in good faith.

(b)        Notwithstanding the foregoing, (i) all Restricted Shares will become vested on the date of the Grantee’s Separation if (A) the Grantee’s Separation occurs on or after the Grant Date by reason of Disability or (B) the Grantee dies while providing services to the Company or a Subsidiary, and (ii) the Restricted Shares that have not theretofore become vested will become vested to the extent provided in Section 9 of this Agreement, on the date of the Grantee’s Separation.

6.          Completion of the Restriction Period. On the Vesting Date with respect to each award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions all or the applicable portion of such Restricted Shares will become vested in accordance with the terms of this Agreement. Any such Restricted Shares that shall not become vested will be forfeited to the Company, and the Grantee will not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares that are so forfeited.

7.          Mandatory Withholding for Taxes. Subject to Section 23, the Grantee acknowledges and agrees that, upon the expiration of the Restriction Period, the Grantee shall be required to satisfy all applicable federal, state or other governmental taxes required to be withheld by the Company or any Subsidiary of the Company with respect to the vesting of Restricted Shares. The Grantee may elect to satisfy such withholding tax obligations by remitting to the Company a separate payment in an amount sufficient to satisfy such withholding tax obligations or may direct the Company to deduct from the shares of applicable Common Stock otherwise deliverable to the Grantee (or the Grantee’s beneficiary, if applicable) that number of shares of such Common Stock (valued at the Fair Market Value on the applicable Vesting Date) that is equal to the amount, as determined by the Company, of all such withholding tax obligations. Subject to Section 23, upon the payment of any cash dividends with respect to Restricted Shares during the Restriction Period, the amount of such dividends will be reduced to the extent necessary to satisfy any withholding tax requirements applicable thereto prior to payment to the Grantee.

8.          Delivery by the Company. As soon as practicable after the vesting of Restricted Shares pursuant to Sections 5 and 9, but no later than 30 days after such vesting occurs, the Company will cause to be removed from the Restricted Shares that have vested the restriction described in Section 4 and cause to be delivered to the Grantee (in electronic form) shares of Common Stock equal to the number of Restricted Shares that have vested. Any delivery of securities will be deemed effected for all purposes when a statement of holdings reflecting such securities and any other documents necessary to reflect ownership thereof by the Grantee, have been delivered personally to the Grantee or, if delivery is by mail, when the Grantee has received such documents. Any cash payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash owed, has been delivered personally to the Grantee or, if delivery is by mail, upon receipt by the Grantee.

9.           Termination of Restricted Shares. The Restricted Shares will be forfeited and terminate at the time specified below:

(a)         Any Restricted Shares that do not become vested in accordance with Section 5 or Section 9(b) of this Agreement will automatically be forfeited as of the Close of Business on the date of Separation.

(b)        Notwithstanding the provisions of Section 5, (i) if the Grantee’s Separation occurs prior to the applicable Vesting Date as a result of death, Disability, termination by the Company without Cause or termination by the Grantee with Good Reason, the Restricted Shares, to the extent not theretofore vested will become fully vested, or (ii) if the Grantee and the Company have entered into an agreement governing the terms of his employment or service to the Company on and following the Employment Period and the Grantee’s Separation occurs after the effective date of such agreement and prior to the Close of Business on the Vesting Date by reason of the Grantee’s voluntary termination by the Grantee without Good Reason, a Pro Rata Portion of the Restricted Shares will vest. For purposes of this Agreement, a “Pro Rata Portion” shall be equal to the product of “A” multiplied by “B,” where “A” equals the number of Restricted Shares that are not vested at the time of such termination, and “B” is a fraction, the numerator of which is the number of calendar days that have elapsed from January 1, 2025 through the date of such termination, and the denominator of which is the number of days from January 1, 2025 through the fifth anniversary of the Grant Date. For the avoidance of doubt, Grantee will forfeit all unvested Restricted Shares on Grantee’s Separation by reason of the Grantee’s voluntary termination by the Grantee without Good Reason except as set forth above in this Section 9(b)(ii). Upon forfeiture of any unvested Restricted Shares, such Restricted Shares will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto.

10.        Nontransferability of Restricted Shares. Restricted Shares are not transferable (either voluntarily or involuntarily) before or after the Grantee’s death, except as follows: (a) during the Grantee’s lifetime, pursuant to a Domestic Relations Order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Committee, or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Restricted Shares are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Restricted Shares that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’s court appointed legal representative) or to a person to whom the Restricted Shares have been transferred in accordance with this Section. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the transferability restrictions set forth in this Section 10 do not apply to Restricted Shares that have vested.

11.         Forfeiture for Misconduct and Repayment of Certain Amounts. If (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated subsidiaries) is required and (ii) in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (i) any and all cash and/or shares of Common Stock received by the Grantee (A) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (B) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock, and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock delivered in respect of the vesting of any Restricted Stock Units during the Misstatement Period or any securities received as Dividend Equivalents in respect thereof, in each case that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

12.        Adjustments. The Restricted Shares will be subject to adjustment (including, without limitation, as to the number of Restricted Shares) in such manner as the Committee, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.

13.        Restrictions Imposed by Law. Without limiting the generality of Section 10.8 of the Plan, as applicable, the Company will not be obligated to deliver any Restricted Shares if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock or such other securities are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Restricted Shares to comply with any such law, rule, regulation, or agreement.

14.        Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid and addressed as follows:

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attn: Chief Legal Officer

Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the date of this Agreement, unless the Company has received written notification from the Grantee of a change of address.

15.        Amendment. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that, unless otherwise required by law, no amendment or modification shall adversely affect the rights of the Grantee with respect to the Award evidenced hereby without the prior written consent of the Grantee. The Company shall give written notice to the Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Grantee, subject to necessary approvals.

16.        Grantee Services. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time, with or without Cause, subject to the provisions of the Services Agreement and the Employment Agreement.

17.        Nonalienation of Benefits. Except as provided in Section 10 and prior to the vesting of any Restricted Share, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

18.        Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado.

19.        Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement or the Plan will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

20.        Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.

21.        Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the Award. The Grantee and the Company hereby declare and represent that no promise or agreement not expressed herein has been made regarding the Award and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 10 and 17, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

22.           [Reserved.]

23.        Code Section 83(b) Election. The Grantee may make an election under Section 83(b) (a "Section 83(b) Election") with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service, in each case, on the date such Section 83(b) Election is filed. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. To the extent the Grantee so makes a valid Section 83(b) Election, the Grantee must remit cash to the Company on the same day the Section 83(b) Election is made that is equal to the amount, as determined by the Company, of all federal, state or other governmental taxes required to be withheld by the Company or any Subsidiary of the Company with respect to the Restricted Shares.

24.        Code Section 409A Compliance. To the extent that the provisions of Section 409A of the Code or any U.S. Department of the Treasury regulations promulgated thereunder are applicable to any Restricted Share, the parties intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. If, however, the Grantee is liable for the payment of any tax, penalty or interest pursuant to Section 409A of the Code, or any successor or like provision (the “409A Tax”), with respect to this Agreement any payments or property transfers received or to be received under this Agreement or otherwise, the Company will pay the Grantee an amount (the “Special Reimbursement”) which, after payment to the Grantee (or on the Grantee’s behalf) of any federal, state and local taxes, including, without limitation, any further tax, penalty or interest under Section 409A of the Code, with respect to or resulting from the Special Reimbursement, equals the net amount of the 409A Tax. Any payment due to the Grantee under this Section will be made to the Grantee, or on behalf of the Grantee, as soon as practicable after the determination of the amount of such payment, but no sooner than the date on which the Company is required to withhold such amount or the Grantee is required to pay such amount to the Internal Revenue Service. Notwithstanding the foregoing, all payments under this Section will be made to the Grantee, or on the Grantee’s behalf, no later than the end of the calendar year immediately following the calendar year in which the Grantee or the Company paid the related taxes, interest or penalties. The Grantee will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Section 409A of the Code and any U.S. Department of the Treasury regulations promulgated thereunder and to limit the amount of any additional payments required by this Section to be made to the Grantee. The Company represents and warrants that the Restricted Shares are not subject to Section 409A of the Code and any U.S. Department of the Treasury regulations promulgated thereunder.

25.        Replacement Awards. Any restricted stock unit, restricted share, option or other equity or equity derivative that is issued after the Grant Date to the Grantee by the Company or any other Person pursuant to a Fundamental Corporate Event in full or partial replacement of, as an adjustment to, or otherwise with respect to, Restricted Shares granted pursuant to this Agreement (a “Replacement Award”), will have the same term and the same vesting and exercisability terms and conditions as the Restricted Shares, except that if the Company is not the issuer of a Replacement Award, the definition of Change in Control with respect to such Replacement Award will be applied with respect to the issuer of such Replacement Award as if it were the “Company” for purposes of such definition. By way of illustration, a Change in Control of the Company will not cause acceleration of any Replacement Awards that are not issued by the Company and a Change in Control of the issuer of any Replacement Awards with respect to which the Company is not the issuer will not cause acceleration of any remaining Restricted Shares with respect to which the Company is the issuer.

26.      Confidential Information. The Grantee will not, during or after his employment or service with the Company, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Grantee’s duties and responsibilities to the Company or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Grantee’s rights against the Company or its Subsidiaries or to defend himself against any allegations). The Grantee will also proffer to the Company, no later than the effective date of any termination of the Grantee’s engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Grantee’s actual or constructive possession or which are subject to the Grantee’s control at such time. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Grantee’s breach of any of his obligations under this Section). If the Grantee is in breach of any of the provisions of this Section or if any such breach is threatened by the Grantee, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section. The Grantee agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, the Grantee will not use as a defense thereto that there is an adequate remedy at law.

27.        Arbitration. Any controversy, claim or dispute arising out of or in any way relating to this Agreement or the Grantee’s employment with or service to, or termination of employment or service from, the Company (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both the Grantee and the Company acknowledge that they are relinquishing their right to a jury trial. The Grantee and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to this Agreement or to the Grantee’s employment or service with, or termination of employment or service from, the Company. The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 Business Days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and the Grantee as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

28.        These Restricted Shares and any dividends or distributions thereon shall not be construed as a set-off against any future compensation the Grantee may become entitled to receive in connection with the Grantee’s employment or service following the end of the Employment Period, nor shall they be considered as part of the Grantee’s compensation for the Employment Period for purposes of setting my compensation for employment or services following the end of the Employment Period.

[Signature Page Follows]

AGREED BY:

Grantee

By:	/s/ Gregory B. Maffei
Gregory B. Maffei

Qurate Retail, Inc.

By:	/s/ Renee L. Wilm
Renee L. Wilm
Chief Legal Officer and
Chief Administrative Officer

[Signature Page to Restricted Share Award Agreement]